DEFINITE AGREEMENT

This agreement dated March 19th , 2011 by and between:

FERGUSON HOLDINGS LTD.
341 West 3rd St, #309, North Vancouver BC, Canada V7M 1G3
(hereinafter referred to as “FEHLDS”)

and

AUGUST ENERGY CORP.
7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6
(hereinafter referred to as “AENC”)

WARRANTIES:

      FEHLDS herewith warrants:

A)	that it is private company duly incorporated in the Province of British Columbia, Canada and is in Good Standing.

B)
that it owns and controls a 100% interest in approximately 320 acres of prime mineral lease properties and approximately 15 BLM mineral lease claims (collectively the “Asset”), all located in the west section of the new Long Canyon Gold Trend area of Nevada, for the purpose of exploration for gold and silver mineralization deposits. These properties are strategically located next to major exploration projects by other mining companies in this area called the ‘Long Canyon Gold Trend’ of east central Nevada, the claims located in:

                Range 64 E., Township 33N., Meridian MDB&M; and

C)	that the claims given in A) above are free and clear of encumbrances; and

D)	that it has the authority and right sell and transfer the claims to AENC; and

E)
that FEHLDS herewith agrees to indemnify and hold the AENC harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by FEHLDS of any representation, warranty, covenant or agreement contained herein.

AENC herewith warrants:

F)	that it is a company duly incorporated in the State of Delaware and is in Good Standing; and
G)	that its common stock trades on the OTC Market with quotation on the OTC Pinksheets and is at present quoted on the OTC Website as “No Information”; and

H)	that it has the authority and right to enter and execute this Agreement; and

I)
that AENC herewith agrees to indemnify and hold the AENC harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by AENC of any representation, warranty, covenant or agreement contained herein.

WHEREAS AENC desires to acquire and FEHLDS desires to sell 15 of the Claims given in A) above on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto FEHLDS and AENC agree as follows:

1.	AENC agrees to purchase and FEHLDS agrees to sell Fifteen (15) of the Claims given in paragraph B) above.

2.	AENC shall pay the following remuneration for the acquisition of the 15 Claims:

a.	AENC shall issue a total of 600,000 Convertible Preferred Shares, restricted from conversion for a period of twelve months from date of issuance.
i.	The shares shall be of Series A) with 100 Votes per share with no limitation or restrictions what so ever.
ii.	The shares shall be convertible at a rate of One (1) Preferred Share to Ten (10) Common Voting Shares of AENC.
iii.	The shares shall be issued pursuant to the instructions of FEHLDS.

b.	AENC shall pay for the BLM/State of Nevada registration fees to properly hold and control the Asset, the costs for full staking and a preliminary geological report in the amount of $ 47,770.00 US.

c.	AENC shall adhere to and accept the Definitive Agreement executed between DRLLC and FERGUSON attached herewith, unless otherwise agree upon in writing between AENC and FERGUSON and DRLLC.

3.	AENC shall undertake at best effort to restructure the company as follows:

a.	Change the Name of the company to: CANYON GOLD CORP.

Increase its Authorized Capital to 200,000,000 Common Shares

b.	Authorized to designate its Preferred Shares in various Series with rights and preference as decided by the board of directors of the AENC.

c.
Cause a reverse split of its common outstanding shares whereby each Five Hundred Shares of the Corporation’s common stock, issued and outstanding immediately prior to the Effective Time shall be combined into One (1) validly issued, fully paid and non-assessable share of common stock.

d.
File Form S1 or Form 10 as recommended by its legal counsel for full reporting status and trading and quotation of its common stock on the OTC-QB Market or equivalent trading medium in a timely fashion .

4.
Both, AENC and FEHLDS shall do and execute all such acts and provide all such documents as are deemed necessary under the laws of the State of Delaware and as required under the Rules and Regulations of the US SEC to fully execute this agreement.

5.	The Closing date shall be on March 30, 2011.

6.
If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

7.
This agreement is being executed without the benefit of legal counsel, provided however, the parties to this agreement may at their cost submit this agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the agreement shall be not be changed and provided that such revision shall be done on or before 60 days from date of this agreement.

8.	Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

9.	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

10.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware

11.	with place of Jurisdiction being Salt Lake, Delaware.

The parties hereto agree that the Agreement and its terms and conditions are to be kept confidential and not publicly disclosed until the Closing Date, except as may be otherwise required by applicable law or agreed upon by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FERGUSON HOLDINGS LTD.

/S/  Harold Schneider
Harold Schneider, President

AUGUST ENERGY CORP.

/S/ Delbert G. Blewett
Delbert G. Blewett, President & CEO